UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): December 22, 1998



                               -------------------



                             AMERICAN STANDARD INC.
             (Exact name of registrant as specified in its charter)



            Delaware                      1-470                 25-0900465
(State or other jurisdiction of   (Commission File No.)      (I.R.S. Employer
 incorporation or organization)                             Identification No.)



         One Centennial Avenue, P.O. Box 6820, Piscataway, NJ 08855-6820
               (Address of principal executive offices) (Zip Code)

       Registrant's Telephone Number, including area code: (732) 980-6000

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On February 2, 1999, American Standard Inc. (the "Company" or "American Standard") announced that it had acquired the Bathrooms Division of Blue Circle Industries PLC, a manufacturer of ceramic sanitaryware, brassware and integrated plumbing systems, for an aggregate purchase price of (pound)253 million (approximately $417 million) in cash. The transaction was structured as a sale of all of the capital stock and related rights of four indirect wholly-owned subsidiaries of the seller, Blue Circle Industries PLC, to three indirect wholly-owned subsidiaries of American Standard. The acquisition was paid for with the proceeds of borrowings under the Company's $1.75 billion Credit Agreement (see Item 5 (a) below concerning the Credit Agreement and a recent amendment thereto). The acquired business for 1997 had sales of (pound)172 million (approximately $283 million at January 31, 1999 exchange rates) and assets of (pound)141 million (approximately $232 million at January 31, 1999 exchange rates). The acquired business has 3 major facilities and 9 smaller facilities, located in the United Kingdom and Italy, and employs approximately 3,200 people. The primary markets for its products are in the United Kingdom, Italy, Ireland and Germany.

         Temporary refinancing of $60 million of the indebtedness incurred to fund the acquisition has been obtained pursuant to a short-term Credit Agreement dated as of February 2, 1999 between American Standard Companies Inc., American Standard Inc. and Goldman Sachs Credit Partners L.P. (the "Temporary Facility"). The indebtedness under the Temporary Facility is senior unsecured debt of American Standard Inc., and is guaranteed by American Standard Companies Inc. Interest accrues on the amount borrowed under the Temporary Facility at the rate of 7-3/8% per annum until March 22, 1999 and at rates that increase on a quarterly basis thereafter. It is anticipated that the outstanding principal amount under the Temporary Facility will be repaid with proceeds from the sale of debt securities to be offered to the public from time to time following the effectiveness of a shelf registration statement covering such securities currently on file with the Securities and Exchange Commission.


ITEM 5. OTHER EVENTS

(a)      Amendment to Credit Agreement.

         As of December 22, 1998, the Company completed an amendment (the "Amendment") to its $1.75 billion Credit Agreement dated as of January 31, 1997 among American Standard Companies Inc., American Standard Inc., the Lenders and Agents named therein and The Chase Manhattan Bank as Administrative Agent (the "Credit Agreement"). The Amendment amends the Credit Agreement, among other things, principally (i) to permit American Standard to issue up to an additional $500 million in aggregate principal amount of senior or subordinated unsecured debt securities and (ii) to lower the interest coverage ratios and increase the debt coverage ratios applicable to the Company beginning for periods ending December 31, 1998. The purpose of the Amendment was principally to accommodate the refinancing of $150 million of American Standard's 10-7/8% senior notes due May 15, 1999 and the financing of other proposed capital expenditures, including the acquisition of Blue Circle Industries' Bathrooms Division. A copy of the Amendment is filed as an exhibit to this Report.

(b) 1998 Operating Results.

      On February 4, 1999, American Standard Inc. announced that for the year ended December 31, 1998, income before extraordinary item was $34 million. This result included restructuring charges of $200 million ($186 million net of tax benefits). This compares with 1997 income before extraordinary item of $120 million, including a write-off of purchased research and development costs of $90 million on which there was no tax benefit. Excluding such restructuring charges and write-off, income before extraordinary item increased 5% to $220 million in 1998 from $210 million in 1997.

     These  results  were  accomplished   through  strong   performance  by  the
Automotive Products and Worldwide Unitary Air Conditioning businesses and continued improvement in the Americas Plumbing Products business, despite continued economic weakness in the Far East, global pricing pressure in Applied Air Conditioning and an increase in our effective income tax rate.

     In accordance with the segment disclosure requirements of Statement of Financial Accounting Standards No. 131, the Company has changed its public reporting to reflect its operating management reporting. Accordingly, items such as restructuring charges in 1998 and the write-off of purchased research and development in 1997 are excluded from segment operating income. The following discussion reflects those changes.

     Total sales for 1998 were a record $6.7 billion, up 11% from last year (13% excluding $110 million unfavorable foreign exchange effect). To enhance comparability, the following discussion describes the change in sales from the prior year with and without foreign exchange effects.

o Air Conditioning Products sales increased 10% to $3.9 billion (12% excluding foreign exchange effects). Excluding foreign exchange effects, Worldwide Applied Systems sales increased 10% to $2.0 billion reflecting strong growth in the U.S., driven by continued expansion of the commercial sales and service operations and increased equipment sales, partly offset by the effects of competitive pricing pressures on chillers. Overseas, increased Applied Systems sales in most regions were substantially offset by lower volumes in the Far East. Worldwide Unitary Systems sales increased 14% to $1.9 billion, primarily reflecting strong new construction and increased replacement demand due to warmer than normal weather in the U. S. Overseas, improved sales of unitary products were led by strong increases in Europe and Latin America.

o Plumbing Products sales increased 5% to $1.5 billion (9% excluding foreign exchange effects). Excluding foreign exchange effects, sales in the Americas rose 17% due to strong U.S. markets and market share gains in both the wholesale and expanding retail distribution channels as well as increases in Mexico. Sales in Europe and the Far East increased 4% principally because of the effect of consolidating the results of operations in China since November 1997.

o Automotive Products sales increased 16% to $1.1 billion (18% excluding foreign exchange effects). This increase was driven by continued strong European commercial vehicle production and higher product content per vehicle. In addition, sales of anti-lock braking systems (ABS) to the Company's U. S. joint venture with Meritor Automotive, Inc. doubled from the prior year, reflecting both the phase-in of regulations requiring ABS on all new heavy-duty trucks and trailers and strong commercial vehicle production.

o Medical Systems sales were $98 million for the full year 1998 compared to $50 million reported for the six months last year following the June 30, 1997 acquisition of the medical diagnostic businesses.


     Operating income increased 4% to $637 million in 1998 from $612 million in 1997 (6% excluding a $10 million unfavorable foreign exchange effect). To enhance comparability, the following discussion describes the change in operating income from the prior year with and without the effects of foreign exchange.


o Air Conditioning Products operating income was $386 million, the same level as in 1997, but increased 1% excluding foreign exchange effects. Gains in the Worldwide Unitary Systems were substantially offset by declines in Worldwide Applied Systems. The performance improvement in Worldwide Unitary Systems principally reflects U.S. volume and margin increases. The decline in Worldwide Applied Systems reflects global pricing pressure, lower volumes in the Far East and a strike at the Lexington air handling products facility in the first quarter.

o Plumbing Products operating income was $119 million, the same level as in 1997, but increased 5% excluding foreign exchange effects. Operating income increased in the Americas due to higher volume and the benefits of low-cost sourcing. This was offset primarily by the continued economic weakness in the Far East and restructuring related inefficiencies in Europe.

o Automotive Products operating income increased 17% to $153 million (22% excluding foreign exchange effects). Significantly increased volume and improved margins in European operations were partly offset by reduced income in Brazil and start-up costs of a majority-owned joint venture in the U.S.

o Medical Systems incurred an operating loss in 1998 of $21 million, compared with an operating loss in 1997 of $20 million, reflecting continued high development costs.

     Equity in net income of unconsolidated joint ventures increased to $27 million from $12 million in 1997, primarily as a result of strong growth in Automotive Products' U.S. joint venture and increased income from the Company's financing joint venture.

     In 1998 the Company committed to restructuring plans designed to achieve lower product costs and improved operating efficiency. Accordingly, the Company recorded charges totaling $200 million ($186 million net of tax benefits) comprised of $185 for Plumbing Products and $15 million for its other businesses. The Plumbing Products charge includes costs related to the closure of five plants in Europe and two in North America, a loss on the sale of the French plumbing distribution operations and write-off of related goodwill. The charges in the other businesses are principally for facility closures and work force reductions.

     Interest expense of $188 million was $4 million lower than the prior year, due to lower average interest rates achieved through refinancings completed in early 1998, which offset the effect of increased debt arising from share repurchases and the acquisition of the medical diagnostic business in June 1997.

     Corporate and other expenses of $110 million were $5 million greater than the prior year mainly due to increased fees associated with selling U.S. receivables to the Company's financial services joint venture.

     Income taxes on income before extraordinary item reflect an unusually high effective rate in 1998 and 1997 primarily because there is little tax benefit on the restructuring charges in 1998 and no benefit on the write-off of purchased research and development in 1997. Excluding the special charges, the effective income tax rates were 40.0% in 1998 and 35.8% in 1997. The lower 1997 rate resulted from the utilization of certain previously unrecognized tax benefits. No similar benefits were available in 1998.

     In connection with the retirement of debt in 1998, the Company incurred an extraordinary charge of $50 million, net of income taxes, including call premiums and the write-off of unamortized debt issuance costs.

                             AMERICAN STANDARD INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

In millions                                              Year Ended December 31,
                                                            1998         1997
                                                        --------     -------

Sales
      Air Conditioning Products                           $3,940     $ 3,567
      Plumbing Products                                    1,510       1,439
      Automotive Products                                  1,106         952
      Medical Systems                                         98          50
                                                        --------     -------
                                                         $ 6,654     $ 6,008
                                                        ========     =======

Segment operating income (loss)
      Air Conditioning Products (a)                        $ 386       $ 386
      Plumbing Products                                      119         119
      Automotive Products                                    153         127
      Medical Systems                                        (21)        (20)
                                                        --------     -------
                                                             637         612

Equity in net income of unconsolidated joint ventures         27          12
Restructuring expenses (b)                                   200           -
Write-off of purchased research and development (b)            -          90
Interest expense                                             188         192
Corporate and other expenses                                 110         105
                                                        --------     -------

Income before income taxes and extraordinary item            166         237
Income taxes                                                 132         117
                                                        --------     -------
Income before extraordinary item                              34         120
Extraordinary loss on retirement of debt, net of tax          50          24
                                                        --------     -------
Net income (loss)                                          $ (16)      $  96
                                                        ========     =======


(a) Financing fees paid by Air Conditioning to the Company's financial services joint venture of $23 in 1998 and $22 in 1997 have been reclassified to Corporate expenses upon adoption of the new segment reporting standard as of December 31, 1998.
(b) Restructuring expenses in 1998 include: Plumbing, $185; Air Conditioning, $7; Automotive, $5; and Medical, $3. In 1997 purchased in-process research and development was written off in connection with the acquisition of the medical diagnostics business.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)  Financial   Statements  of  Business  Acquired.   No  financial   statement
information is required to be reported by the Company with respect to the business acquisition reported in Item 2 of this Report as the subject acquisition does not meet any of the significance tests pursuant to Rule 3-05(b) of Regulation S-X.

(b) Pro Forma Financial Information. No Pro Forma financial information is required to be reported by the Company with respect to the business acquisition reported in Item 2 of this Report as the subject acquisition does not meet any of the significance tests pursuant to Article 11 of Regulation S-X.

(c) Exhibits.

2 Share Purchase Agreement dated February 2, 1999 among Blue Circle Industries PLC; Blue Circle Bathrooms Limited; Blue Circle Home Products BV; Blue Circle Home Products Betteilligungs-GmbH and Ideal Standard Limited; Ideal Standard S.r.l.; WABCO Standard GmbH and US Plumbing Products Inc.; Ideal Standard IBV Limited; WABCO Standard Export Inc.


4 Fourth Amendment to Credit Agreement dated as of December 22, 1998 to the Amended and Restated Credit Agreement dated as of January 31, 1997 among American Standard Companies Inc.,
      American Standard Inc., certain subsidiaries of American Standard Inc., the Lenders and Agents named therein and The Chase Manhattan Bank as Administrative Agent.


         Information Concerning Forward-Looking Statements. Certain of the statements contained in this report (other than the historical financial data and other statements of historical fact), including, without limitation, statements as to management's expectations and belief are forward-looking statements. Forward-looking statements are made based upon management's expectations and belief concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management. Many important factors could cause actual results to differ materially from management's expectations, including the level of new construction activity in the Company's Air Conditioning Products' and Plumbing Products' markets; the timing of completion and success in the start-up of new production facilities; changes in U. S. or international economic conditions, such as inflation or interest rate fluctuations or recessions in the Company's markets; pricing changes to the Company's products or those of its competitors, and other competitive pressures on pricing and sales; integration of acquired businesses; risks generally relating to the Company's international operations, including governmental, regulatory or political changes; and transactions or other events affecting the need for, timing and extent of the Company's capital expenditures.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                                          AMERICAN STANDARD INC.


                                                          By /s/ G. Ronald Simon
                                                           Name: G. Ronald Simon
                                            Title: Vice President and Controller




DATE: February 12, 1999